Exhibit 12
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                                               THE NARRAGANSETT ELECTRIC COMPANY
                                       Computation of Ratio of Earnings to Fixed Charges
                                                        (SEC Coverage)
                                                          (Unaudited)
                                          12 Months
                                            Ended
                                       March 31, 1995                       Years Ended December 31,
                                           Actual         -------------------------------------------------------------
                                         (Unaudited)      1994          1993          1992          1991          1990
                                       --------------     ----          ----          ----          ----          ----
                                                                                 (In Thousands)
Net Income                                $16,040       $14,589       $14,274       $21,052       $16,820        $17,599
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Add income taxes and fixed charges
- ----------------------------------
  Current federal income taxes                906         1,020         2,183         4,608         1,558          7,624
  Deferred federal income taxes             4,619         3,930         2,199         4,560         5,528            351
  Investment tax credits - net               (507)         (508)         (508)         (507)         (500)          (504)
  Interest on long-term debt               14,991        14,334        12,715        13,290        12,581         11,016
  Interest on short-term debt and other     3,443         2,897         2,074         1,277         2,500          2,968
                                          -------       -------       -------       -------       -------        -------

Net earnings available for fixed charges  $39,492       $36,262       $32,937       $44,280       $38,487        $39,054
                                          -------       -------       -------       -------       -------        -------
Fixed charges:
  Interest on long-term debt              $14,991       $14,334       $12,715       $13,290       $12,581        $11,016
  Interest on short-term debt and other     3,443         2,897         2,074         1,277         2,500          2,968
                                          -------       -------       -------       -------       -------        -------

         Total fixed charges              $18,434       $17,231       $14,789       $14,567       $15,081        $13,984
                                          =======       =======       =======       =======       =======        =======

Ratio of earnings to fixed charges           2.14          2.10          2.23          3.04          2.55           2.79
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